As filed with the Securities and Exchange Commission on December 12, 2008 Registration No. 333-_____________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EXPRESS SCRIPTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1420563 (I.R.S. employer identification no.)
One Express Way, St. Louis, MO (Address of principal executive offices)	63121 (Zip Code)
EXPRESS SCRIPTS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Keith J. Ebling, Esq.
Executive Vice President, General Counsel and Secretary
Express Scripts, Inc.
One Express Way
St. Louis, Missouri 63121
(314) 996-0900
 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [X]                                 Accelerated filer [   ]
Non-accelerated filer [   ] (Do not check if a smaller reporting company)      Smaller reporting company [   ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.01 per share (2)	1,500,000 shares (3)	$56.27	$84,405,000	$3,317.12

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low reported market prices of the Registrant's Common Stock on December 5, 2008.

(2)
Preferred stock purchase rights are attached to and trade with the Common Stock.  The value attributable to preferred stock purchase rights, if any, is reflected in the market price of the Common Stock.

(3)	This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution provisions of the Express Scripts, Inc. Employee Stock Purchase Plan.

Explanatory Note
Registration of Additional Shares Pursuant to General Instruction E

This Registration Statement has been filed to register an additional 1,500,000 shares of common stock (“Common Stock”), which may be issued by Express Scripts, Inc. (the “Company” or the “Registrant”) pursuant to the Express Scripts, Inc. Employee Stock Purchase Plan (the “Plan”).

The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s Registration Statement on Form S-8 previously filed on December 29, 1998 (Registration No. 333-69855) (the “Previous S-8”).  Pursuant to General Instruction E to Form S-8, the contents of the Previous S-8 are incorporated herein by reference and this Registration Statement consists of only those items required by such instruction.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents of the registrant under File No. 0-20199 (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Securities and Exchange Commission which are deemed not to be incorporated by reference into this Registration Statement):

(a) Annual Report on Form 10-K for the year ended December 31, 2007.

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

(c) Current Reports on Form 8-K dated: February 21, 2008 and filed February 21, 2008; February 20, 2008 and filed February 26, 2008; February 29, 2008 and filed February 29, 2008; March 3, 2008 and filed March 5, 2008; March 31, 2008 and filed April 4, 2008; April 29, 2008 and filed April 29, 2008; May 2, 2008 and filed May 2, 2008; May 27, 2008 and filed May 27, 2008; dated May 27, 2008 and filed May 30, 2008; June 10, 2008 and filed June 10, 2008; June 13, 2008 and filed June 13, 2008; June 27, 2008 and filed June 27, 2008; July 22, 2008 and filed July 22, 2008; July 29, 2008 and filed July 29, 2008; July 30, 2008 and filed July 30, 2008; July 30, 2008 and filed July 31, 2008; July 31, 2008 and filed July 31, 2008; September 2, 2008 and filed September 2, 2008; October 30, 2008 and filed October 30, 2008; October 31, 2008 and filed October 31, 2008; November 6, 2008 and filed November 6, 2008; November 11, 2008 and filed November 12, 2008; and December 1, 2008 and filed December 3, 2008.

(d) The description of the Common Stock (previously known as the Class A Common Stock) as contained in Item 1 of the Company’s Registration Statement on Form 8-A filed May 12, 1992, as updated by the Company’s Prospectus dated November 1, 2000 (filed November 2, 2000) under the caption “Description of Capital Stock”, the Company’s Proxy Statement dated April 9, 2001 under the caption “IV. Proposed Amended and Restated Certificate of Incorporation”, the Company’s Proxy Statement dated April 16, 2004 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock”, the Company’s Proxy Statement dated April 18, 2006 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock from 275,000,000 to 650,000,000”, and the Company’s Proxy Statement dated April 14, 2008 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of the Company’s Common Stock from 650,000,000 Shares to 1,000,000,000 Shares”, including any amendment or report filed for the purpose of updating such description.

(e) The description of the Preferred Stock Purchase Rights as contained in Item 1 of the Company’s Registration Statement on Form 8-A filed July 31, 2001, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Securities and Exchange Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 5.  Interests of Named Experts and Counsel.

Keith J. Ebling, Esq., Executive Vice President, General Counsel and Secretary of the Company, whose opinion is contained in Exhibit 5.1, owned, as of December 12, 2008, 54,668 shares of Common Stock, 1,403 restricted shares of Common Stock, options to purchase 88,038 shares of Common Stock, and stock appreciation rights entitling Mr. Ebling to receive compensation based on the appreciation of 13,382 shares of the Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any director, officer, employee or agent of the corporation in any action, other than an action by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 145(b) provides that the corporation may indemnify any such person in an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that such person may not be indemnified in respect of any matter in which he has been judged liable to the corporation, unless authorized by the court. Section 145(c) provides that the corporation shall indemnify any such person against expenses actually and reasonably incurred in defense of any action if he has been successful in the defense of such action and if such action is one for which the corporation may indemnify such person under Section 145(a) or (b).

The Company’s Amended and Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent permitted by applicable Delaware law, each person who is or was a director or officer of the Company and the heirs, executors and administrators of such a person.  The Amended and Restated Certificate of Incorporation also eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemption, or (iv) for transactions in which the director received an improper personal benefit.

The Company’s By-Laws provide that the Company shall indemnify and, in the Company’s discretion, may obtain insurance for the benefit of its officers and directors, to the fullest extent permitted by applicable Delaware law. This includes indemnification against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf, but only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company’s By-Laws also provide for the advance payment of expenses, subject to certain conditions and exceptions.

Item 8.  Exhibits.

                Reference is made to the Exhibit Index.

Item 9.  Undertakings.

(a)    The undersigned Registrant hereby undertakes;

 (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

 (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

 (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on December 12, 2008.

EXPRESS SCRIPTS, INC.

By:	/s/ George Paz
George Paz
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George Paz, Jeffrey Hall and Keith J. Ebling and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name /s/ George Paz	Title	Date
George Paz /s/ Jeffrey Hall	President, Chief Executive Officer and Chairman	December 10, 2008
Jeffrey Hall /s/ Kelley Elliott	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 10, 2008
Kelley Elliott /s/ Gary G. Benanav	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 10, 2008
Gary G. Benanav /s/ Frank J. Borelli	Director	December 10, 2008
Frank J. Borelli /s/ Maura C. Breen	Director	December 10, 2008
Maura C. Breen /s/ Nicholas J. LaHowchic	Director	December 10, 2008
Nicholas J. LaHowchic /s/ Thomas P. Mac Mahon	Director	December 10, 2008
Thomas P. Mac Mahon /s/ Woodrow A. Myers, Jr.	Director	December 10, 2008
Woodrow A. Myers, Jr. /s/ John O. Parker, Jr.	Director	December 10, 2008
John O. Parker, Jr. /s/ Samuel K. Skinner	Director	December 10, 2008
Samuel K. Skinner /s/ Seymour Sternberg	Director	December 10, 2008
Seymour Sternberg /s/ Barrett A. Toan	Director	December 10, 2008
Barrett A. Toan	Director	December 10, 2008

INDEX TO EXHIBITS
(Express Scripts, Inc. – Commission File Number 0-20199)

Exhibit Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ending December 31, 2001.
4.2
Certificate of Amendment to the Certificate of Incorporation of the Company dated June 2, 2004, incorporated by reference to Exhibit No. 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2004.

4.3
Certificate of Amendment to the Certificate of Incorporation of the Company dated May 24, 2006, incorporated by reference to Exhibit No. 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2006.

4.4
Certificate of Amendment to the Certificate of Incorporation of the Company dated May 29, 2008, incorporated by reference to Exhibit No. 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008.

4.5	Third Amended and Restated Bylaws, incorporated by reference to Exhibit No. 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2004.
4.6
Rights Agreement, dated as of July 25, 2001, between the Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes the Certificate of Designations for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, incorporated by reference to Exhibit No. 4.1 to the Company's Current Report on Form 8-K filed July 31, 2001.

4.7
Amendment No. 1 to the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated May 25, 2005, incorporated by reference to Exhibit No. 10.1 to the Company’s Current Report on Form 8-K filed May 31, 2005.

4.8	Amended and Restated Express Scripts, Inc. Employee Stock Purchase Plan, incorporated by reference to Exhibit A to the Company’s Proxy Statement filed April 14, 2008.
5.1	Opinion of Keith J. Ebling, Esq., Executive Vice President, General Counsel and Secretary
23.1	Consent of PricewaterhouseCooopers LLP
23.2	Consent of Keith J. Ebling, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney (included in Signature Page)